Exhibit 99.1

Response Biomedical Corp. announces execution of new distribution agreement with Fisher HealthCare for U.S. Distribution of its Response Infectious Disease Products

Vancouver, British Columbia, January 24, 2013 – Response Biomedical Corp. (TSX: RBM, OTCBB: RPBIF) (Response) announced today that it has entered into a new nonexclusive distribution agreement with Fisher HealthCare, part of Thermo Fisher Scientific to distribute its Infectious Disease portfolio of RAMP® products in the U.S. Fisher HealthCare is a global distributor of innovative diagnostic technologies and laboratory products to hospitals, physician office laboratories and alternate healthcare settings.

This is the second agreement entered into between Response's newly formed, wholly owned U.S. subsidiary, Response Point of Care Inc., and a U.S. distributor in January 2013. Fisher will market Response's Infectious Disease Point of Care (POC) test panel, which currently includes the RAMP® Flu A + B test and the RAMP® RSV test, on the RAMP® 200.

“This is a key strategic agreement for Response as we continue our investment into the U.S. marketplace for POC testing. The knowledge and experience of Fisher HealthCare in this market is a vital part of our strategy to substantially increase our penetration into this highly competitive region. Our recent activity and focus within the U.S. market has set an excellent foundation for growth highlighted by these significant partnerships with well established and well respected companies,” stated Tim Shannon, Senior Vice President of Worldwide Sales and Marketing for Response Biomedical Corp. “As widely reported in the media, this year's influenza season is severe which makes this agreement timely,” added Shannon.

Response's Flu A + B and RSV tests are run on the RAMP® 200 Reader (the “Reader”) diagnostic platform that quickly delivers objective results through an easy-to-use self-timed Reader. The Reader detects positive or negative results within 15 minutes that are directly correlated with the presence or absence of the Flu A and B nucleoprotein antigens or RSV F-protein antigen. For the Flu A + B test, the Reader differentiates between and detects both influenza A and B antigens and the result is displayed by the automated Reader. The fluorescence-reading Reader helps eliminate user interpretation errors, which can lead to both false negative or false positive results. Additionally, the Reader stores test results which gives lab technicians more flexibility in time and test management. The Reader's ability to export data further reduces the potential for reporting errors by eliminating the need for manual transfer of patient results. Rapid detection of RSV and/or Flu A + B aids hospital laboratories and physician office laboratories in the rapid diagnosis and treatment of patients. The RAMP® 200 Reader has innovative design features, including multi-port capability to run up to 12 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on the proprietary RAMP® Platform can be found at www.responsebio.com

The Market

Seasonal influenza is a highly variable, contagious and potentially life-threatening viral respiratory infection. Influenza can lead to severe complications and results in approximately 3,000 - 49,000 seasonal influenza-related deaths in the United States every year.i

RSV in the United States is responsible for thousands of annual hospitalizations among children younger than one year. It is believed to be the most common viral cause of death in children younger than five years and in particular, in children younger than one year. In the first two years of life, virtually all children are infected with the virus at some point.ii

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® Platform consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the early detection of heart attack, congestive heart failure, Flu A + B and RSV. In the non-clinical market, RAMP® tests are currently provided for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

The Company has achieved 510(k) clearance for RAMP® Flu A + B and RAMP® RSV on the RAMP® 200 and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our penetration into the U.S. POC testing market, the expansion of the RAMP® Platform into U.S. based hospitals and laboratories and the impact that it will have on the Company's growth in the near term and beyond. These statements are only predictions based on the Company's current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers are cautioned not to place undue reliance on forward-looking statements included in this news release, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company's actual results to differ materially from any forward-looking statement, including the factors detailed in the Company's filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our amended annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
ir@responsebio.com

i CDC. http:www.cdc.gov/flu/about/disease/us_flu-related_deaths.htm (MMWR 2010; 52(33): 1057-1062)

ii CDC. http:www.cdc.gov/RSV